Exhibit 10.1

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (the “Amendment”) is dated as of December 31, 2007 and is by and between MEDALLION FINANCIAL CORP., a Delaware corporation having an address of 437 Madison Avenue, New York, New York 10022 (the “Borrower”), and STERLING NATIONAL BANK, a national banking association having an address of 650 Fifth Avenue, New York, New York 10019 (the “Bank”).

RECITALS

A. The Borrower and the Bank entered into a Loan and Security Agreement dated April 26, 2004 (the “Original Loan Agreement”), pursuant to which the Bank has agreed to extend certain credit and make certain loans to the Borrower.

B. Pursuant to a First Amendment to Loan and Security Agreement dated July 28, 2005 (the “First Amendment”), the Borrower and the Bank amended the Original Loan Agreement by, among other things, extending the Revolving Credit Termination Date (as defined therein) to June 30, 2006.

C. Pursuant to a letter agreement dated June 15, 2006 (the “First Letter Extension”), the Borrower and the Bank further amended the Original Loan Agreement by, among other things, extending the Revolving Credit Termination Date (as defined therein) to August 31, 2006.

D. Pursuant to a Second Amendment to Loan and Security Agreement dated August 14, 2006 (the “Second Amendment”), the Borrower and the Bank further amended the Original Loan Agreement by, among other things, extending the Revolving Credit Termination Date (as defined therein) to June 30, 2007.

E. Pursuant to a letter agreement dated June 27, 2007 (the “Second Letter Extension”), the Borrower and the Bank further amended the Original Loan Agreement by extending the Revolving Credit Termination Date (as defined therein) to July 31, 2007.

F. Pursuant to a Third Amendment to Loan and Security Agreement dated July 31, 2007 (the “Third Amendment”) (the Original Loan Agreement, as amended by the First Amendment, the First Letter Extension, the Second Amendment, the Second Letter Extension and the Third Amendment, is collectively referred to herein as the “Loan Agreement”), the Borrower and the Bank further amended the Original Loan Agreement by, among other things, extending the Revolving Credit Termination Date (as defined therein) to June 30, 2008.

G. The Borrower has requested, and the Bank has agreed to make, certain amendments to the Loan Agreement, all as more fully described herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Defined Terms. Except as otherwise indicated herein, all words and terms defined in the Loan Agreement shall have the same meanings when used herein.

2. Merger of Medallion Business Credit, LLC into Borrower.

(a) The Borrower represents to the Bank that, effective as of December 31, 2007, Medallion Business Credit, LLC, which was a subsidiary of the Borrower and a Pledgor under the Security Agreement, has merged with and into the Borrower, with the Borrower being the surviving entity. Attached hereto as Exhibit A are true, correct and complete copies of the documents effecting such merger, as filed with the Secretary of State of the State of Delaware.

(b) The Borrower hereby acknowledges and agrees that all assets of Medallion Business Credit, LLC that were previously pledged to the Bank as security for the Obligations, including without limitation all Underlying Loans previously held by Medallion Business Credit, LLC and pledged to the Bank, are now by operation of law the assets of the Borrower, and that such assets continue to be, and hereby are, mortgaged, pledged, hypothecated, transferred and granted to the Bank as security for the Obligations pursuant to Section 3.1 of the Loan Agreement to the same extent, and with the same effect, as if such assets were owned and held by the Borrower since the date of the Original Loan Agreement.

3. Change in Definition of Underlying Loans. The definition of the term “Underlying Loans” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Underlying Loans” shall mean all loans, credits, lines of credit and other credit facilities now or hereafter owned and held by the Borrower or a Pledgor which are listed or identified from time to time on the then most recent Borrowing Base Certificate delivered by the Borrower to the Bank.

4. Substitute or Additional Collateral. Section 3.2(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a)   (i) The Borrower shall have the right, from time to time at its election but subject to the terms of this Section 3.2 and the other provisions of this Agreement, to add one or more Eligible Underlying Loans to the Collateral pledged to the Bank hereunder and/or to remove one or more Eligible Underlying Loans from the Collateral pledged to the Bank hereunder.

(ii) In connection with the addition of any new Eligible Underlying Loan to the Collateral pledged to the Bank hereunder, the Borrower shall give the Bank at least three (3) Business Days’ prior written notice of the Borrower’s intention to add such new Eligible Underlying Loan to the Collateral, which notice shall be accompanied by such documents, instruments and other materials as shall be reasonably required by the Bank in order to enable the Bank to assess and evaluate the value and adequacy of such new Eligible Underlying Loan. The Bank shall be deemed to have approved such addition if the Bank has not objected to same within three (3) Business Days after the Borrower has provided all of the materials required by this clause (A). Upon the Bank’s approval or deemed approval of each such Eligible Underlying Loan, the same shall automatically (without the need for any further documentation) constitute part of the Collateral for all purposes under this Agreement.

(iii) No Eligible Underlying Loan shall be removed from the Collateral pledged to the Bank hereunder unless all of the following conditions are satisfied:

(A) No Default or Event of Default then exists hereunder, and no Default of Event of Default will result from such removal.

(B) Immediately after such removal, the aggregate principal amount of all Advances outstanding under this Agreement will not exceed the lesser of (1) the Maximum Amount or (2) the Borrowing Base (as the Borrowing Base is reduced as a result of the removal of the applicable Eligible Underlying Loan).

(C) The Borrower shall have given the Bank at least three (3) Business Days’ prior written notice of the Borrower’s intention to remove such Eligible Underlying Loan(s), which notice shall be accompanied by a Borrowing Base Certificate effective as of the date of such notice and prepared and calculated as if the Eligible Underlying Loans to be removed had already been removed. The Bank shall be deemed to have approved such removal if the Bank has not objected to same within three (3) Business Days after the Borrower has provided all of the materials required by this clause (C).

5. Amendments to Other Loan Documents. Each of the other Loan Documents is hereby amended to the extent necessary to reflect the amendments to the terms of the Loan Agreement effected by this Amendment. Without limiting the generality of the foregoing, each of the other Loan Documents shall secure the Revolving Credit Note (as defined below) to the same extent, and with the same effect, as it secured the Prior Note (as defined below). The Borrower shall take or cause to be taken such actions, and shall execute, deliver, file and/or record or cause to be executed, delivered, filed and/or recorded such documents and other instruments, as the Bank shall deem to be necessary or advisable in order to confirm, implement or perfect the amendments to the other Loan Documents effected by this Paragraph.

6. No Defenses. The Borrower acknowledges that, as of the date hereof, the aggregate outstanding principal balance under the Revolving Credit Loan is $14,000,000. The Borrower acknowledges and agrees that, as of the date hereof, it has no offsets, counterclaims or defenses of any nature whatsoever to its Obligations to the Bank under the Loan Agreement or any of the other Loan Documents, and hereby expressly waives and releases any and all claims against the Bank which exist on the date hereof with respect thereto.

7. Substitute Note. Concurrently herewith, the Borrower is executing and delivering to the Bank a Substitute Revolving Credit Note in the maximum principal amount of $20,000,000 (the “Revolving Credit Note”) in substitution for, but not in repayment of, the Substitute Revolving Credit Note dated July 31, 2007 in the maximum principal amount of $20,000,000 previously issued by the Borrower to the Bank (the “Prior Note”). The execution and delivery by the Borrower of the Revolving Credit Note pursuant to the provisions hereof shall not constitute a refinancing, repayment, accord and satisfaction or novation of the Prior Note or the indebtedness evidenced thereby.

8. Amendments to Guaranty Agreement and Security Agreement. In order to induce the Bank to enter into this Amendment and to amend the Loan Agreement as provided herein, Medallion Funding Corp. and the Bank are executing a First Amendment to Guaranty Agreement and a First Amendment to Security Agreement to reflect the provisions of this Amendment.

9. Representations and Warranties. In order to induce the Bank to enter into this Amendment and to amend the Loan Agreement as provided herein, the Borrower hereby represents and warrants to the Bank that:

(a) All of the representations and warranties of the Borrower set forth in the Loan Agreement are true, complete and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof and as if set forth at length herein.

(b) After giving effect to this Amendment, no Event of Default presently exists and is continuing on and as of the date hereof.

(c) Since the date of the Borrower’s most recent financial statements delivered to the Bank, the Borrower has not experienced a material adverse effect in its business, operations or financial condition.

(d) The Borrower has full power and authority to execute, deliver and perform any action or step which may be necessary to carry out the terms of this Amendment and this Amendment has been duly executed and delivered by the Borrower and is the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, general equity principles or other similar laws affecting the enforcement of creditors’ rights generally.

(e) The execution, delivery and performance of this Amendment will not (i) violate any provision of any existing law, statute, rule, regulation or ordinance, (ii) conflict with, result in a breach of, or constitute a default under (A) the certificate of incorporation or by-laws of the Borrower, (B) any order, judgment, award or decree of any court, governmental authority, bureau or agency, or (C) any mortgage, indenture, lease, contract or other material agreement or undertaking to which the Borrower is a party or by which the Borrower or any of its properties or assets may be bound, or (iii) result in the creation or imposition of any lien or other encumbrance upon or with respect to any property or asset now owned or hereafter acquired by the Borrower, other than liens in favor of the Bank, except, in the case of clauses (ii) and (iii) above, for any deviation from the foregoing which would not reasonably be expected to have a Material Adverse Effect.

(f) No consent, license, permit, approval or authorization of, exemption by, notice to, report to, or registration, filing or declaration with any person is required in connection with the execution, delivery and performance by the Borrower of this Amendment or the validity thereof or the transactions contemplated thereby, other than (i) filing or recordation of financing statements and like documents in connection with the Liens granted in favor of the Bank, (ii) those consents, if they were not obtained or made, which would not reasonably be expected to have a Material Adverse Effect and (iii) filings which the Borrower may be obligated to make with the Securities and Exchange Commission.

10. Bank Costs. The Borrower shall reimburse the Bank on demand for all costs, including reasonable legal fees and expenses and recording fees, incurred by the Bank in connection with this Amendment and the transactions referenced herein. If payment of such costs is not made within ten (10) days of the Bank’s demand therefor, the Bank may, and the Borrower irrevocably authorizes the Bank to, charge the Borrower’s account with the Bank or make an Advance under the Revolving Credit Loan in order to satisfy such obligation of the Borrower.

11. Counterparts. This Amendment may be signed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

12. No Change. Except as expressly set forth herein, all of the terms and provisions of the Loan Agreement shall continue in full force and effect.

13. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date set forth on the first page hereof.

MEDALLION FINANCIAL CORP.

By:	/s/ Brian S. O’Leary
Name:	Brian S. O’Leary
Title:	Chief Operating Officer

STERLING NATIONAL BANK

By:	/s/ Richard F. Assaf
Name:	Richard F. Assaf
Title:	Vice President